Exhibit 10.43
                            SHARE EXCHANGE AGREEMENT


         This Share Exchange Agreement (this "Agreement") is made and entered into as of the 31st day of July, 1998, by and between American Physicians Service Group, Inc., a Texas corporation ("APS") and Joe R. Childress, M.D. (the "Shareholder").

                                R E C I T A L S:

         WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (the "Merger Agreement") entered into by Shareholder of even date herewith and the other contracts and agreements to which Shareholder was, or was to be, a party as contemplated in the Merger Agreement (the Merger Agreement and all such other contracts and agreements are hereinafter referred to collectively as the "Acquisition Documents"), Shareholder has acquired or will acquire 55,200 shares (the "PM Shares") of the $0.001 par value per share common stock of Syntera HealthCare Corporation, f.k.a. APS Practice Management, Inc., a Texas corporation ("Syntera"); and

         WHEREAS, APS has agreed, on the terms and subject to the conditions hereof, to exchange certain shares of its $0.10 par value per share common stock ("APS Common") for the PM Shares.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. CONDITIONS TO EXCHANGE RIGHT. In addition to the other terms and conditions contained in this Agreement, Shareholder shall only be entitled to exchange the PM Shares for shares of APS Common if each of the following conditions has been satisfied:

                  (a) There shall not have been, on or before July 31st, 2000 (the "Determination Date"), any registered public offering of the common stock of Syntera, or any other transaction or event pursuant to which shares of Syntera of the same class as the PM Shares shall have become publicly traded; provided that Syntera shall not go public at a per share price of less than $5; and

                  (b) Shareholder shall not be, or have been, at any time on or prior to the date of the closing of any exchange of stock pursuant to this Agreement (the "Closing Date"), in breach of, or default under, this Agreement, any of the Acquisition Documents or any other contract or agreement to which Shareholder and Syntera and/or APS are parties, and Shareholder shall not have threatened to breach or default under this Agreement, any of the Acquisition Documents or any such other contract or agreement; and

                  (c) At the Closing Date, Shareholder has all requisite legal capacity and authority to engage in the transactions contemplated by this Agreement, is the owner of all the

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

PM Shares, and the PM Shares are free of any and all liens, claims or encumbrances of any kind whatsoever; and

                  (d) At or before the Closing Date, Syntera shall not be, or have been, a party to any merger, consolidation or similar transaction, or agreement with respect thereto, pursuant to which Syntera was not or would not be, the named surviving entity after such merger, consolidation or other transaction.

         2. EXCHANGE  NOTICE.  In the event all of the  conditions  described in
Section 1 are satisfied as of the Determination Date and Shareholder elects to exercise its right to exchange its PM Shares for shares of APS Common, Shareholder shall provide written notice thereof (the "Exchange Notice") to APS, which Exchange Notice must be received by APS not later than the date (the "Expiration Date") which is ninety (90) calendar days after the Determination Date. In the event (i) any of the conditions required for an exchange to be permissible, as described in Section 1 above, fail to be satisfied on or prior to the Determination Date, or (ii) any of the conditions specified in subsections (b), (c) and (d) of Section 1 fail to be satisfied on or prior to the Closing Date, or (iii) APS fails to receive an Exchange Notice from Shareholder on or prior to the Expiration Date; then, in any such case, all of Shareholder's rights under this Agreement shall automatically terminate and be of no further force or effect whatsoever.

         3. SHARE CONVERSION. Shareholder's right to exchange its PM Shares hereunder shall apply as to all, but not less than all, of the PM Shares. In the event Shareholder has complied with all of the conditions allowing for an exchange pursuant to this Agreement, the closing of

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

any such  exchange  (the
"Closing") shall occur at the offices of APS in Austin, Texas, on such day and at such time as the parties hereto may mutually agree upon, or in the failure to so agree, at 10:00 a.m. Austin, Texas time on the first business day that falls thirty (30) days after the later of (i) the Expiration Date, or (ii) in the event a Lock-Up Period (as hereinafter defined) is imposed pursuant to Section 4 hereof, the day on which such Lock-Up Period ends. For purposes hereof, any additional shares of Syntera stock of any class which Shareholder obtains pursuant to stock dividends, stock splits, reverse stock splits or recapitalizations to which Syntera or the PM Shares are subject after the date this Agreement was originally entered into as first written above shall also be considered to be included in the PM Shares; however, no adjustment or modification will be made to the per share price hereunder of Syntera stock as a result of any such transaction. At the Closing, Shareholder shall be entitled to receive such shares of APS Common as is determined by multiplying the number of PM Shares referred to in the Recitals to this Agreement by $5, and dividing such amount (the "Exchange Value") by the average of the "bid" and "ask" prices for APS Common as quoted by the National Association of Securities Dealers Automated Quotation System at the close of trading on each of the last five (5) business days immediately preceding the Closing Date.

         At the Closing, Shareholder shall tender its share certificate(s) for all of the PM Shares, duly endorsed in blank, to APS, and shall also provide APS with an executed blank stock power, in form and substance reasonably acceptable to APS, wherein Shareholder represents and warrants to APS (i) that Shareholder has all necessary legal capacity, power and authority to engage in the transactions contemplated hereby, and (ii) that Shareholder owns all interests


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

in and to the PM Shares and that the PM Shares are being transferred to APS free and clear of all liens, claims or encumbrances of any kind whatsoever.

         The shares of APS Common that Shareholder receives in the exchange are hereinafter referred to as the "New APS Shares." The parties acknowledge and agree that Shareholder shall receive a whole number of shares of APS Common only, and that any fractional share amounts resulting from the foregoing conversion calculation shall be rounded up or down, as the case may be, to the next whole number of shares. APS shall be under no obligation to pay any cash or other amounts with respect to any fractional share amounts, or to issue any fractional share amounts to Shareholder. At the Closing, Shareholder shall either receive a share certificate for all its New APS Shares or, if APS' transfer agent is unable to produce such certificate by the Closing Date, will receive a copy of a registered letter sent from APS to the transfer agent instructing the transfer agent to deliver such certificate in the name of Shareholder directly to Shareholder or Shareholder's designee.

         4. NEW APS SHARES TRANSFERABILITY. APS will have registered, at its expense, the New APS Shares with the Securities and Exchange Commission, and made such other filings and taken such other steps as necessary, so that Shareholder may immediately sell, or otherwise convey, the New APS Shares without restriction (except as otherwise provided below). Shareholder agrees to cooperate fully and in all respects with APS in connection with any such registration, whether such cooperation is requested before or after the Determination Date. Failure of Shareholder to cooperate fully, including without limitation, promptly providing complete and accurate information to APS, in connection with the registration of any APS

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

Common  shares,  whether  such
cooperation and/or information is requested before or after the Determination Date or before or after Shareholder delivers any Exchange Notice, shall automatically terminate Shareholder's rights under this Agreement. Notwithstanding anything contained herein to the contrary, in the event that APS is in the process, either at the Closing Date or at the Determination Date, of registering and/or selling any of its capital stock in or pursuant to any underwritten public offering, upon the written request of the lead underwriter involved therein, Shareholder agrees, and shall then agree in writing in form and substance reasonably acceptable to APS, to not sell, attempt to sell, or solicit or accept any offers to sell or otherwise convey, any of the New APS Shares for such period of time (not to exceed one hundred eighty (180) days) as may be requested by such lead underwriter (the "Lock-Up Period").

         5.       MISCELLANEOUS.

                  (a) FEES AND EXPENSES. Except as otherwise herein provided, each party hereto agrees to bear all fees and expenses (including without limitation all fees and expenses for its legal counsel and any accountants or other professional advisors) incurred in connection with the transactions contemplated hereby.

                  (b) GOVERNING LAW AND VENUE. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas (except the laws of Texas that would render such choice of law ineffective). Venue for any action relating to this Agreement shall be proper only in Texas.

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


                  (c) COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  (d) INUREMENT. This Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. No party hereto may assign this Agreement, or any of their rights or obligations hereunder, without the express prior written consent of all parties hereto in each instance.

                  (e) NOTICES. Any notices required or permitted to be given under this Agreement shall be given in writing and shall be deemed received (a) when personally delivered to the relevant party at its address as set forth below or (b) if sent by mail, on the third day following the date when deposited in the United States mail, certified or registered mail, postage pre-paid to the relevant party at its address indicated below:

                  APS:           American Physicians Service Group, Inc.
                                 1301 Capital of Texas Highway, Suite C-300
                                 Austin, Texas 78746-6550
                                 Attn: President

                  Shareholder:   Joe R. Childress, M.D.
                                 8601 Village Drive, Suite 118
                                 San Antonio, Texas 78217

Any party may change its address for purposes of this Agreement by proper notice to the other party.

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



                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending to be legally bound hereby, as of the date first above written.

APS:                                  AMERICAN PHYSICIANS SERVICE GROUP, INC.

                                      By:             /s/ William H Hayes
                                                      ---------------------
                                      Printed Name:       William H Hayes
                                                      ---------------------
                                      Title:              Sr VP Finance
                                                      ---------------------


SHAREHOLDER:

                                                      /s/ Joe R. Childress, M.D.
                                                      --------------------------


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